Exhibit 11.  Reconciliation of Basic and Diluted Earnings Per Share



                                                                    FOR THREE MONTHS ENDED MARCH 31,
                                                                      1998                     1997
EARNINGS PER SHARE
Net Income available to common shareholders                           106,760                 124,634
                                                                    =========               =========

Weighted average common shares outstanding                          1,984,586               1,841,532
                                                                    =========               =========

        EARNINGS PER SHARE                                          $    0.05               $    0.07
                                                                    =========               =========


EARNINGS PER SHARE ASSUMING DILUTION
Net Income available to common shareholders                           106,760                 124,634
                                                                    =========               =========

Weighted average common shares outstanding                          1,984,586               1,841,532
Add:  dilutive effects of assumed exercises:
      Incentive Stock Options                                           1,747                  14,958
                                                                    ---------               ---------

Weighted average common and dilutive potential common
     shares outstanding                                             1,986,333               1,856,490
                                                                    =========               =========

        EARNINGS PER SHARE ASSUMING DILUTION                        $    0.05               $    0.07
                                                                    =========               =========